UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2015

Congaree Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

333-131931	20-3863936
(Commission File Number)	(IRS Employer Identification No.)

1201 Knox Abbott Drive, Cayce, South Carolina	29033
(Address of principal executive offices)	(Zip Code)

(803) 794-2265

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

The 2015 Annual Meeting of Shareholders of Congaree Bancshares, Inc. (the “Company”) was held on May 21, 2015 at the Clarion Inn (Airport) at 500 Chris Drive, West Columbia, South Carolina. At the Annual Meeting, there were present in person or by proxy 957,228 shares of the Company’s common stock, representing approximately 54.25% of the total outstanding eligible votes.

Samuel M. Corley, a director of the Company who was up for re-election to the Board of Directors at the Annual Meeting, passed away on May 18, 2015 prior to the Annual Meeting. Mr. Corley served as a member of the Board of Directors since 2007 and as a member of the Compensation Committee at the time of his death. Mr. Corley will be greatly missed.

Pursuant to the Company’s Bylaws, as a result of Mr. Corley’s death, the size of the Board of Directors was automatically reduced from 12 to 11 members, and at the Annual Meeting the shareholders of the Company voted to elect only three Class III members to the Board of Directors. The Company does not anticipate immediately filing the vacancy on the Board of Directors caused by Mr. Corley’s death. The shareholders also voted to ratify the appointment of Elliott Davis Decosimo, LLC as the Company’s independent registered public accountants for the fiscal year ended December 31, 2015.

All of the proposals were approved by the Company’s shareholders, and the results of each proposal are indicated below.

1.      To elect three Class III members to the Board of Directors:

CLASS III	For	Withheld	Broker Non-Vote
Charles A. Kirby	736,797	16,392	204,039
Nitin C. Shah	730,069	23,120	204,039
John D. Thompson	740,436	12,753	204,039

The other directors that continued in office after the meeting are as follows:

CLASS I	CLASS II
Thomas Hal Derrick	J. Kevin Reeley
Charlie T. Lovering	Dr. Larry J. Stroud
Stephen P. Nivens	Ronald F. Johnson, Sr.
E. Daniel Scott	Harry Michael White

2.      To ratify the appointment of Elliott Davis, LLC as the Company’s independent registered public accountants:

For	Against	Abstain
946,898	2,000	3,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONGAREE BANCSHARES, INC.

Dated: May 22, 2015	By:	/s/ Charles A. Kirby
Name: Charles A. Kirby
Title: Chief Executive Officer